Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

OptimumBank Holdings, Inc.

Sam Borek, Chairman of the Board

Richard L. Browdy, President and CFO

(954) 776-2332

OPTIMUMBANK HOLDINGS, INC. ANNOUNCES 1-FOR-4 REVERSE STOCK SPLIT

Fort Lauderdale, FL (October 21, 2010) - OptimumBank Holdings, Inc. (NASDAQ: OPHC) announced today that its Board of Directors approved a 1-for-4 reverse split of its common stock expected to take effect on the close of business on November 5, 2010. At the effective time of the reverse stock split, each four shares of OptimumBank’s common stock outstanding will automatically convert into one share of common stock. Fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share.

As previously announced, the Corporation received notice from the NASDAQ Stock Market on June 29, 2010, stating that the minimum bid price of the Corporation’s common stock was below $1.00 per share for thirty consecutive business days and that the Corporation was therefore not in compliance with NASDAQ listing rules. The reverse split is intended to enable the Corporation to gain compliance with the NASDAQ listing rules and keep the Corporation’s common stock listed on NASDAQ. After the effective date, trading of the Corporation’s common stock on the NASDAQ Capital Market will continue, on a reverse split-adjusted basis, with the opening of the markets on November 8, 2010.

The reverse split will reduce the Corporation’s issued and outstanding shares of common stock from 3,276,842 shares of common stock to approximately 819,411 shares. The reverse split will also result in a pro rata decrease in the number of the Corporation’s authorized shares of common stock from 6,000,000 shares to 1,500,000 shares. No vote or approval of shareholders is required under Florida corporate law.

For the purpose of identifying a recent reverse stock split, the Corporation’s trading symbol will be temporarily changed from “OPHC” to “OPHCD” for a period of twenty trading days beginning November 8, 2010. The Corporation’s trading symbol is expected to revert to OPHC on December 7, 2010.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. Our Board of Directors believes that increasing the per share trading price of our common stock will result in the price being increased above, and remaining above, the $1.00 bid price required by the NASDAQ listing rules. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split, that the market price of our common stock will not decrease in the future, or that we will otherwise be able to comply with applicable listing requirements. Moreover, some investors may view the reverse stock split negatively since it reduces the number of shares of common stock available in the public market.

OptimumBank Holdings, Inc. is the bank holding company for OptimumBank, a Florida chartered bank.

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe OptimumBank Holdings, Inc.’s expectations regarding future events, including the Corporation’s ability to attain compliance with certain NASDAQ rules. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.